EXHIBIT 10.3

LOAN AGREEMENT

Between

BOEING CAPITAL CORPORATION,
as the Lender

and

HORIZON VESSELS INTERNATIONAL, LTD.
as the Borrower

Dated as of June 30, 2003

Exhibit A   Secured Promissory Note
Exhibit B   Notice of Drawing

-i-

LOAN AGREEMENT

     THIS LOAN AGREEMENT is dated as of June 30, 2003 between HORIZON VESSELS INTERNATIONAL, LTD., a Cayman Islands corporation (the “Borrower”) and BOEING CAPITAL CORPORATION, a Delaware corporation (the “Lender”). Capitalized terms used herein and not otherwise defined herein are used with the meanings given to them in the Definitions Section of this Agreement.

R E C I T A L S :

     The Borrower is the owner of the Vanuatu flag derrick/pipe-lay barge SEA HORIZON, Official No. 1340 (the “Vessel”).

     The Borrower has requested a loan from the Lender in a principal amount of up to Thirty-Five Million United States Dollars (USD 35,000,000) (as more specifically described in Section 1.1 hereof, the “Loan”) in order to repay accounts payable and the loan secured by the existing mortgage on the Vessel, supplement working capital and pay for upgrades to the Vessel upon the terms and conditions contained herein and in the Note.

     The Loan shall be evidenced by a secured promissory note from the Borrower to the Lender (the “Note”) substantially in form and substance of Exhibit A annexed hereto and made a part hereof.

     NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

DEFINITIONS

     The following terms shall have the following meanings for all purposes of this Agreement and shall be equally applicable to both the singular and the plural forms of the terms herein defined.

     “Advance” means the two (2) advances of the Loan as provided in Section 1.1(a) below.

     “Affiliate” of any Person means (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person and (ii) any director or officer of such first Person or of any Person referred to in clause (i) above. For the purposes of this definition “control” of any Person includes (a) with respect to any corporation or other Person having voting shares or the equivalent and elected directors, managers, or Persons performing similar functions, the ownership or power to vote, directly or indirectly shares or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or beneficial interest in any other entity and (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise.

     “Agreement”, “this Agreement”, “herein”, “hereunder” or other like words mean this Loan Agreement as originally executed or as modified, amended or supplemented from time to time pursuant to the provisions hereof.

     “Appraisal” shall mean each report appraising the Fair Market Value or the Orderly Liquidation Value of the Vessel prepared by Merrill Marine Services, Inc., or other marine surveyors chosen by the Borrower but acceptable to the Lender, in form and substance satisfactory to the Lender.

     “Assignments” shall mean the Assignment of Insurances and the Assignment of Charters concerning the Vessel both in form and substance satisfactory to the Lender.

     “Base Rate” has the meaning given to it in Section 1.3(a) of this Agreement.

     “Break Funding Fee” means an amount equal to the difference between (a) the interest that would have accrued on the Loan from the date of the prepayment in question to the end of the current calendar quarter assuming that (i) the Loan had not been prepaid and (ii) the interest rate for such period was the Base Rate in effect on the date of the prepayment, less (b) the interest that would have accrued on the Loan, from the date of the prepayment in question to the end of the current calendar quarter, assuming (i) the Loan had not been prepaid and (ii) the interest rate for such period was the LIBOR Rate in effect on the date of prepayment.

     “Business Day” means a day other than a Saturday or a Sunday or a day on which commercial banks are authorized to be closed in the State of New York or the State of Texas.

     “Closing Date” means any Business Day occurring on or prior to March 31, 2004 on which an Advance is made by the Lender to the Borrower.

     “Dollars” or “USD” means lawful currency of the United States of America.

     “Event of Default” has the meaning set forth in Article IV of this Agreement.

     “Excluded Income Taxes” has the meaning set forth in Section 1.4(a) of this Agreement.

     “Fair Market Value” has the meaning set forth in Section 1.5(a)(iv) of this Agreement.

     “Fixed Charge Coverage Ratio” means the sum of the Parent Company’s earnings on a consolidated basis before interest, taxes, depreciation and amortization less the greater of the Parent Company’s actual consolidated capital expenditures or USD 10,000,000.00 on an annualized basis divided by the sum of the Parent Company’s consolidated (i) cash interest expenses and (ii) the current portion of long term debt and capitalized lease expenses. For purposes of this definition, the current portion of long term debt and capitalized leases will be determined as of the last day of the calculation period. The Fixed Charge Coverage Ratio will be calculated at the end of each of the Parent Company’s fiscal quarters using the results of that quarter and each of the three immediately preceding quarters.

     “GAAP” means generally accepted accounting principles in the United States of America as applied to the applicable person or entity on a basis consistent with all prior periods.

     “Governmental Agencies” means any government or any state, department or other political subdivision thereof or governmental body, agency, authority, department or commission having jurisdiction over the Borrower or the Borrower’s properties (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by the foregoing.

     “Guaranty” means the guaranty by the Guarantors, in favor of the Lender in form and substance satisfactory to the Lender.

     “Guarantors” means Horizon Offshore, Inc. and Horizon Vessels, Inc., both Delaware corporations.

     “Hazardous Substances” means petroleum and used oil, or any other pollutant or contaminant, hazardous, dangerous or toxic waste, substance or material as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 § 9601, et seq. (hereinafter called “CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 § 6901, et seq. (hereinafter called “RCRA”); the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq. (hereinafter called “TSCA”); the Hazardous Materials Transportation Act, as amended, 49 § 1801, et seq. (hereinafter called “HMTA”); the Oil Pollution Act of 1990, Pub.L. No. 101-380, 104 Stat. 484 (1990) (hereinafter called “OPA”); or any other statute, law, ordinance, code or regulation of any Governmental Agency relating to or imposing liability or standards of conduct concerning the use, production, generation, treatment, storage, recycling, handling, transportation, release, threatened release or disposal of any hazardous, dangerous or toxic waste, substance or material, currently in effect or at any time hereafter adopted.

     “LIBOR Rate” shall mean the rate of interest set forth in the “Money Rates” column of the Wall Street Journal under the heading “London Interbank Offering Rates (LIBOR)” for ninety (90) days (presently described there as the average of interbank offering rates for dollar deposits in the London market presently based on quotations at sixteen major banks), in the event that such rate does not appear in the Wall Street Journal, the LIBOR Rate shall be determined from such source as the Lender shall determine. The LIBOR Rate shall be determined as of the first Business Day of each calendar quarter and be applicable for that calendar quarter.

     “Loan” has the meaning set forth in Section 1.1 of this Agreement.

     “Loan Documents” means this Agreement, the Note, the Mortgage, the Assignments and the Guaranty.

     “Maturity Date” means June 30, 2010.

     “Maximum Rate” means the maximum rate of nonusurious interest permitted from day to day by applicable law and calculated after taking into account any and all relevant fees, payments, and other charges in respect of the Loan which are deemed to be interest under applicable law.

     “Mortgage” means the Vanuatu first preferred ship mortgage granted by the Borrower in favor of the Lender on the Vessel as the same may be modified, amended or supplemented from time to time, and any substantially similar instruments that may be executed, delivered and recorded in substitution therefor.

     “Note” has the meaning set forth in paragraph 3 of the Recitals of this Agreement.

     “Notice of Drawing” means the Notice of Drawing from the Borrower to the Lender, substantially in the form of Exhibit B attached hereto and made a part hereof.

     “Orderly Liquidation Value” has the meaning given to it in Section 1.5(b) of this Agreement.

     “Parent Company” means Horizon Offshore, Inc.

     “Payment Date” means each date on which a Payment is due under this Agreement and the Note.

     “Responsible Officer” means, as to the Borrower, such corporation’s chief executive officer, chief financial officer or any other officer having principal responsibility for the financial affairs of such company.

     “Subordinated Debt” means indebtedness of the Guarantor or the Borrower subordinated to the Loan on terms satisfactory to the Lender.

     “Taxes” has the meaning set forth in Section 1.4(a) of this Agreement.

     “Total Loss” has the meaning set forth in Section 1.5(a)(ii), of this Agreement.

     “Vessel” has the meaning set forth in paragraph 1 of the Recitals of this Agreement.

ARTICLE 1.

The Loan

     Section 1.1 Amount. (a) Subject to the terms and conditions of Section 2.1 of this Agreement, the Lender agrees to loan to the Borrower by means of two (2) Advances, an aggregate principal amount of USD 35,000,000 (the “Loan”). The first Advance shall be in an amount of up to USD 30,000,000 and the second Advance shall be in an amount of up to USD 5,000,000.

(b)	The Borrower shall make a request for an Advance by sending to the Lender a written Notice of Drawing not later than 11:00 a.m., Houston Time, two (2) Business Days prior to the date on which the Advance is requested setting forth the information required by the form of the Notice of Drawing. A Notice of Drawing shall be irrevocable.

     Section 1.2 Repayment.

(a)	The Borrower shall repay the principal amount of the Loan in eighty-four (84) consecutive monthly installments (each installment referred to as a “Payment”), the first eighty-three (83) of which Payments to be in the amount of USD 238,095.24 and the final Payment to be in the amount of USD 15,238,095.24, such installments to be paid by the Borrower to the Lender on a Payment Date commencing July 30, 2003 and ending on the Maturity Date; provided, however, that the final such installment shall be sufficient to pay any accrued and unpaid interest, unpaid principal and unpaid premium, if any, in respect of the Loan.

(b)	The Loan shall be evidenced by and repayable in accordance with the terms hereof and of the Note.

     Section 1.3 Interest.

(a)	Interest on the Loan shall accrue at a rate equal to the Libor Rate plus 4.80% per annum (the “Base Rate”) and shall be payable monthly in arrears together with each Payment. Any amount due hereunder which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until such amount is paid in full, payable on demand, at a rate per annum equal to the Base Rate plus 2% (the “Default Rate”).

(b)	In no event shall any interest rate provided for in this Agreement or the Note exceed the Maximum Rate. It is the intention of the parties hereto to strictly comply with applicable usury laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in this Agreement, in the Note, or in the other Loan Documents, in no event shall this Agreement, the Note, or the other Loan Documents be construed to charge, contract for or require the payment or permit the collection of interest in excess of the Maximum Rate. If any such excess interest is contracted for, charged or received under this Agreement, the Note or the other Loan Documents, or in the event that all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received on the principal balance shall exceed the Maximum Rate, then in such event (i) the provisions of this Section 1.3(b) shall govern and control, (ii) the Borrower or any other person or entity now or hereafter liable for the payment thereof shall not be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Rate, (iii) any such excess which may have been collected shall be either applied as a credit against the then unpaid Payments under the Note or any other amount then due to Lender or refunded to the Borrower, at the option of Lender, and (iv) the effective rate or interest shall be automatically reduced to the Maximum Rate. It is further agreed that without limitation of the foregoing, all calculations at the rate of interest contracted for, charged or received under this Agreement, the Note and the other Loan Documents which are made for the purpose of determining whether such rate exceeds the Maximum Rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from the Borrower or otherwise by the Lender in connection with such indebtedness; provided, however, that if any applicable state law is amended or the law or the United States of America preempts any applicable state law, so that it becomes lawful for the Lender to receive a greater simple interest per annum rate than is presently allowed, the Borrower agrees that, on the effective date of such amendment or preemption as the case may be, the Maximum Rate shall be increased to the maximum simple interest per annum rate allowed by the higher of the amended state law or the law of the United States of America.

     Section 1.4 Payments.

(a)	The payment obligations of the Borrower under the Note and all other amounts payable under this Agreement to the Lender shall be paid, in immediately available funds, to the Lender at such place as the Lender may designate not less than one (1) Business Day prior to the due date therefor, not later than the close of business on the due date thereof, in lawful money of the United States. All payments shall be made (i) without set-off, counterclaim or condition and (ii) free and clear of, and without deduction for or on account of, any present or future taxes, levies, duties, imposts, charges, fees, deductions or withholdings of any nature (“Taxes”), unless the Borrower is required by law or regulation to make payment subject to any Taxes. In the event that the Borrower is required by law or regulation to make any deduction or withholding on account of any Taxes from any payment due under this Agreement or any of the other Loan Documents, then: (a) the Borrower shall notify the Lender promptly as soon as it becomes aware of such requirement and shall remit promptly the amount of such Taxes to the appropriate taxation authority, and in any event prior to the date on which penalties attach thereto; and (b) such payment shall be increased by such amount as may be necessary to ensure that the Lender receives a net amount, free and clear of all Taxes, equal to the full amount which the Lender would have received had such payment not been subject to such Taxes (other than Excluded Income Taxes as such term is defined below). Notwithstanding the foregoing, the Borrower shall not be liable for, or required to pay, any Taxes which are overall income or franchise taxes imposed at any time on the Lender in the United States of America or any state or local government or taxing authority in any state in which the Lender conducts business (“Excluded Income Taxes”). Each such payment or reimbursement by the Borrower shall be net of any credit or the value of any deduction received by the Lender thereon to the extent that the same can be determined by the Lender (as certified by the Lender to the Borrower, such certificate to be conclusive absent manifest error). The Borrower shall indemnify the Lender, its successors, assigns, directors, officers, shareholders, employees and agents harmless from and against any and all liability of the Lender in respect of such Taxes and shall supply copies of applicable tax receipts. This indemnity shall survive the payment in full of the Note.

(b)	If any payment to be made by the Borrower hereunder or under any of the other Loan Documents shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

(c)	Each Payment shall be made on a Payment Date.

(d)	The Borrower shall indemnify the Lender, its successors, assigns, directors, officers, shareholders, employees and agents on demand against all costs, expenses (including, without limitation, attorneys’ fees and expenses), liabilities and losses (including funding losses) sustained or incurred by the Lender as a result of or in connection with: (a) the occurrence and/or continuance of any Event of Default; and/or (b) any judgment or order which relates to any sum due hereunder being expressed in a currency other than the currency expressed to be due hereunder and as a result of a variation in rates of exchange between the rate at which such amount is converted into such other currency for the purposes of such judgment or order and the rate prevailing on the date of actual payment of such amount pursuant thereto; and/or (c) any postponement of funding of the Loan occurring because of one or more of the conditions precedent set forth Article II below shall not have been satisfied or waived. The above indemnities are separate and independent obligations of the Borrower and apply irrespective of any indulgence granted by the Lender and shall survive the payment in full of the Note.

     Section 1.5 Prepayment.

(a)	Mandatory Prepayment.

(i)	Total Loss. If there shall have occurred a Total Loss as herein defined or a sale of the Vessel, then on the earlier of (x) the date insurance or sale proceeds are received or (y) ninety (90) days after the date of occurrence of the Total Loss, the Borrower shall (A) prepay an amount equal to the amount outstanding under the Note (B) together with any other amount due hereunder or under any Loan Document. No prepayment premium shall be payable with respect to any Mandatory Prepayments made by the Borrower pursuant to this Section 1.5(a)(i). The Lender shall apply payments received pursuant to this Section 1.5(a)(i) in accordance with Section 1.5(d) below.

(ii)	“Total Loss” means in respect of the Vessel: (A) the actual or constructive or compromised or agreed or arranged total loss of the Vessel; or (B) the requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire; or (C) the capture, seizure, arrest, detention or confiscation of the Vessel by any government or by persons acting or purporting to act on behalf of any government unless the Vessel is released from such capture, seizure, arrest, detention or confiscation within thirty (30) days of the occurrence thereof. A Total Loss shall be deemed to have occurred (1) in the event of an actual total loss of the Vessel, on the date of such loss, (2) in the event of damage to the Vessel which results in a constructive or agreed or compromised or arranged total loss of the Vessel, on the date of the occurrence of the event giving rise to such damage, or a date which is thirty (30) days thereafter if the Borrower is diligently pursuing a determination of such constructive or compromised or arranged total loss or (3) in the case of any event referred to in Clauses (A) or (B) above, on the date of the occurrence of such event. In the event of any Total Loss or requisition for hire of the Vessel, the Borrower shall give written (which may be delivered by telecopier) or email notice to the Lender not later than ten (10) days after a Responsible Officer of the Borrower has actual knowledge of such occurrence.

(iii)	Collateral Value. At the election of the Lender, (but no more than once in any twelve (12) month period), the Lender may arrange to have the Fair Market Value and the Orderly Liquidation Value of the Vessel determined at the Lender’s expense by an independent appraisal firm. If the Orderly Liquidation Value of the Vessel is less than the outstanding principal amount of the Loan then the Borrower shall prepay within five (5) days of the Lender’s demand an amount equal to the amount of the Loan necessary to make the Vessel’s Orderly Liquidation Value equal to the outstanding principal amount of the Loan.

(iv)	Fair Market Value. The “Fair Market Value” of the Vessel shall be the value determined by the independent appraisal firm chosen by the Lender on the basis of an arm’s-length purchase by a willing buyer from a willing seller and without consideration of any charter party or other vessel employment contract. The appraisal firm’s valuation shall be made without physical inspection, unless otherwise required by the Lender.

(v)	Orderly Liquidation Value. The “Orderly Liquidation Value” of the Vessel shall have the meaning customarily attributed to it in the equipment appraisal industry at the time of the valuation, less the estimated marshaling, reconditioning and sale expenses designed to maximize the resale value of the Vessel (as determined by the appraisal firm referred to above). The appraisal firm’s valuation shall be made with or without physical inspection at the Lender’s discretion; provided however, that no more than one physical inspection shall be permitted in any one twelve (12) month period.

(b)	Voluntary Prepayment.

(i)	On the third (3rd) anniversary of the Closing Date and each anniversary of such date thereafter, the Borrower may prepay the outstanding amount of the Loan on the next Payment Date after giving at least thirty (30) Business Days’ prior notice of the amount and date of the prepayment and making payment to the Lender of any accrued but unpaid interest under the Note and a prepayment premium of (w) 2% of the amount prepaid, if the payment is made after the third (3rd) anniversary of the Closing Date and on or before the fourth (4th) anniversary; (x) 1.75% if the payment is made after the fourth (4th) anniversary and on or before the fifth (5th) anniversary; (y) 1.5% if the payment is made after the fifth (5th)

anniversary and (z) 1% if the payment is made after the sixth (6th) anniversary together with all other amounts due and payable under this Agreement and the other Loan Documents, including the Break Funding Fee. Any notice of prepayment hereunder shall be deemed irrevocable on the sixth (6th) Business Day preceding the date of prepayment set forth in the prepayment notice.

(c)	No amount prepaid hereunder may be reborrowed.

(d)	The Lender shall apply all payments received under this Section 1.5 to the installments of principal due hereunder in inverse order of payment.

     Section 1.6 Security. All amounts due hereunder and under the Note shall be secured by the Mortgage, the Assignments and the Guaranty.

     Section 1.7 Changes in Circumstances.

(a)	If, by reason of any change subsequent to the date of this Loan Agreement in applicable law or regulation or regulatory requirement or directive whether or not having the force of law or in the interpretation or application thereof by the governmental or quasi-governmental or judicial authority or central bank charged with the administration of interpretation of such law or regulation (a “Change in Circumstance”), the Lender shall determine in good faith that it has become unlawful or impossible for it to perform its obligations hereunder, the Lender shall immediately notify the Borrower and, after such notice, the liability of the Lender to advance or maintain the Loan shall immediately cease or, if the Loan has been made, the Borrower shall prepay to the Lender the Loan. In any such event, but without prejudice to the aforesaid obligation of the Borrower to prepay, the Borrower and the Lender shall negotiate in good faith for a period not to exceed ninety (90) days commencing from the date notice is given by the Lender as provided above, with a view to agreeing to terms for making or continuing to make available the Loan from another jurisdiction.

(b)	If the effect of any Change in Circumstance having effect after the date hereof, is to:

(i)	change the basis of taxation to the Lender of payment of principal or interest or any other payment due pursuant to the terms of this Loan Agreement or the Note (other than an increase in the rate of taxation on the Lender’s overall net income); or

(ii)	impose of modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of or loans by the Lender;

(iii)	impose on the Lender any other condition affecting the Loan or any part thereof, the result of which is either to increase the cost to the Lender of making available or maintaining the Loan or any part thereof or to reduce the amount of any payment received by the Lender hereunder; then and in any such case if such increase or reduction in the opinion of the Lender materially affects the interests of the Lender;

(A)	the Lender shall notify the Borrower of any of the above circumstances and the Lender shall use all reasonable efforts (without any financial commitment on its part) to avoid the effects of any such change and in particular, shall consider (without any commitment on its part) fulfilling its obligations under this Loan Agreement through another office or transferring its interest in this Loan Agreement and the Note at par to one or more of its Affiliates not affected by the Change in Circumstances if such transfer can be accomplished without material added cost to the Lender and in a manner compatible with its operation procedures; or

(B)	If the efforts referred to in (A) above fail to have the effect of eliminating the increased cost incurred by the Lender or the reduction in the amount of any payment received, the Borrower shall, within three (3) Business Days following demand (whether made before or after any repayment of the amounts outstanding under this Loan Agreement and the Note), pay to the Lender such amount as the Lender shall certify to be necessary to compensate the Lender for such additional cost or reduction; provided, however, that despite such payments, the Lender and the Borrower shall continue to use their best efforts to reduce the effect of such Change in Circumstance; and

(C)	At any time thereafter, so long as the Change in Circumstance giving rise to the obligation to make the compensating payment continues, the Borrower may, upon giving the Lender not less than ten (10) Business Days’ written notice which shall be irrevocable, prepay to the Lender the Loan without prepayment premium.

(c)	If any amounts outstanding under this Loan Agreement are to be prepaid by the Borrower pursuant to any of the provisions of this Section 1.7, the Borrower shall simultaneously with such prepayment pay to the Lender all accrued interest and fees on the amounts to be prepaid. No prepayment premium, penalty or Break Funding Fee shall be due in connection with any payment required by this Section 1.7

(d)	The certificate of determination of the Lender, as to any matters referred to in this Section 1.7 shall show in reasonable detail the amount payable and the calculations used in good faith to determine such amount and shall, save for any manifest error, be conclusive and binding on the Borrower.

ARTICLE 2.
Conditions Precedent

     Section 2.1 Conditions Precedent. The obligation of the Lender to make the first Advance is subject to the following conditions having been satisfied in the opinion of the Lender on or prior to the first Closing Date:

(a)	Each of this Agreement and the other Loan Documents shall have been duly authorized and executed with original counterparts thereof delivered to the Lender.

(b)	The Borrower shall have delivered to the Lender evidence of its and the Guarantors’ good standing, certificates of incumbency and duly certified resolutions of the Boards of Directors of the Borrower and the Guarantors and all such other corporate documentation authorizing them to enter into the transactions contemplated by this Agreement and the other Loan Documents to which each is a party.

(c)	The Lender shall have received the legal opinion of (i) Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., counsel to the Borrower and the Guarantors and (ii) Solomon Harris, Cayman Islands counsel to the Borrower, both in form and substance satisfactory to the Lender.

(d)	The representations and warranties contained in Article III of this Agreement and in each other Loan Document shall be true on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and no Event of Default specified in Article IV hereof and no event which, with the lapse of time or the notice and lapse of time specified in Article IV hereof, would become such an Event of Default, shall have occurred and be continuing or shall have occurred at the completion of the funding, and the Lender shall have received satisfactory certificates signed by a Responsible Officer of the Borrower and the Guarantors, as to all questions of fact involved in this condition.

(e)	The Lender shall have received the audited consolidated financial statements dated as of the period ending on December 31, 2002 for the Parent Company prepared on a consolidated basis and in accordance with GAAP, certified by a Responsible Officer of the Parent Company.

(f)	There shall have been no material adverse change in the business, financial condition or operations of the Borrower or the Parent Company since December 31, 2002, and there shall not have occurred any outbreak or significant escalation of hostilities or other calamity or crisis in the nation or nations where the Vessel is operating or is intended to operate, which in the Lender’s opinion has had or will have a material adverse effect on the transaction contemplated by this Agreement or on the ability of the Borrower to do business in such nation or nations.

(g)	The Lender shall have received a certificate of the Borrower signed by an officer in charge of environmental affairs and safety of the Borrower as to compliance by the Borrower with all environmental, safety and public health laws and regulations applicable to the Borrower, without limitation of the foregoing, all other laws and regulations affecting or relating to the Vessel, the non-compliance with which would have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower.

(h)	The Vessel shall be duly registered in the name and ownership of the Borrower under the laws and flag of the Republic of Vanuatu.

(i)	The Borrower shall have provided evidence of insurance maintained by the Borrower on the Vessel, in form and substance satisfactory to the Lender, from insurance underwriters providing such coverage and conforming with the requirements of Article I, Section 15 of the Mortgage.

(j)	The Mortgage shall have been duly executed and delivered and shall constitute a perfected first preferred ship mortgage lien on the Vessel under the laws of the Republic of Vanuatu.

(k)	Financing statements or other documents necessary to perfect the Lender’s security interests under any of the Loan Documents in each jurisdiction where filing of such documents is required shall have been filed.

(l)	The Lender shall have received termination statements, release of preferred fleet mortgages and other documents necessary to ensure that the Lender has a first priority lien, mortgage and security interest on the Vessel.

(m)	The Lender shall have received an Appraisal respecting the Vessel.

(n)	The Vessel shall not have been the subject of a Total Loss and shall not have sustained any material damage to its condition since the date of the Appraisal delivered to the Lender pursuant to Section 2.1(m) above, or materially decreased in value from the value attributed to it in the Appraisal.

(o)	The Lender shall have received a Confirmation of Class Certificate for the Vessel showing it in the highest class for such vessels in its class society, with no recommendations affecting such class.

(p)	The Lender shall have received the fees referred to in Section 5.8 below.

(q)	The Lender shall have received the certification by a Responsible Officer that no amount of the first Advance will be used to repay indebtedness of the Borrower or any of its Affiliates except (i) accounts payable related to the upgrades to the Vessel or the operation of the Vessel or the operation of other vessels owned by the Borrower or its Affiliates and (ii) the loan secured by the existing mortgage on the Vessel.

(r)	The Lender shall have received the certification by a Responsible Officer attaching (i) a list of the Borrower’s vendor accounts payable related to the upgrades to the Vessel and (ii) evidence of the payment of certain of the larger vendor accounts payable.

(s)	The Lender shall have received such other documents and instruments it may reasonably request, in each case in form and substance reasonably satisfactory to it.

     Section 2.2 Conditions to the Second Advance. The Lender’s obligation to make the second Advance is subject to the following conditions having been satisfied in the opinion of the Lender on or prior to the date of the Second Advance:

(a)	The Lender shall have received the certification by a Responsible Officer that no Event of Default or any event which with the giving of notice or the passage or time would become an Event of Default has occurred and is continuing.

(b)	The Borrower has provided the Lender with evidence that it has received either:

(i)	A loan for at least USD 4,500,000 from The CIT Group/Equipment Financing, Inc.; or

(ii)	A payment of at least USD 40,000,000 from Petroleos de Mexico.

(c)	The Lender shall have received the certification by a Responsible Officer that no amount of the second Advance will be used to repay existing indebtedness of the Borrower or any of its Affiliates except accounts payable related to the upgrades to the Vessel or the operation of the Vessel or the operation of other vessels owned by the Borrower or its Affiliates.

     Section 2.3 Waiver of Conditions Precedent. All of the conditions precedent contained in Section 2.2 above are for the sole benefit of the Lender and the Lender may waive any or all of them in its absolute discretion.

ARTICLE 3.
Representations, Warranties and Covenants

     Section 3.1 Representations of the Borrower. The Borrower represents and warrants that:

(a)	It is a corporation, duly organized and validly existing in good standing under the laws of the Cayman Islands and has the requisite power and authority (i) to carry on its business as presently conducted, (ii) to enter into and perform its obligations under each Loan Document, (iii) to borrow moneys, and (iv) to mortgage the Vessel and give the security provided in the Loan Documents.

(b)	The execution, delivery and performance by the Borrower of each Loan Document and any other instrument or agreement provided for by this Agreement, have been duly authorized by all necessary corporate action, do not require stockholder approval other than such as has been duly obtained or given, do not or will not contravene any of the terms of its articles of incorporation or by-laws, or comparable documents, and will not violate any provision of law or of any order of any court or governmental agency or constitute (with or without notice or lapse of time or both) a default under, or result (except as contemplated by this Agreement and the Loan Documents) in the creation of any security interest, lien, charge or encumbrance upon any of its properties or assets of the Borrower pursuant to, any agreement, indenture or other instrument to which the Borrower is a party or by which the Borrower may be bound; each Loan Document has been duly executed and delivered by the Borrower and constitutes its legal, valid and binding agreement or instrument, enforceable in accordance with the respective terms thereof. The enforceability of the Loan Documents, however, is subject to all applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors and to general equity principles.

(c)	There are no suits or proceedings pending or to its knowledge threatened against or affecting the Borrower which if adversely determined would have a material adverse effect upon its financial condition, operations or business.

(d)	Other than such as have been obtained, no license, consent or approval of any Governmental Agency or other regulatory authority is required for the execution, delivery and performance of any Loan Document or any instrument contemplated herein or therein. The Borrower is the holder of all certificates and authorizations of governmental authorities required by law to enable it to engage in the business transacted by it.

(e)	No part of the proceeds of the Loan will be used for any purpose that violates the provisions of any of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors. The Borrower is not engaged in the business of extending credit to others for the purpose of purchasing or carrying margin stock within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System. If requested by the Lender, the Borrower will furnish to the Lender in connection with the Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U. The Borrower is not an investment company or a company “controlled” by an “investment company” (as each of such terms is defined or used in the Investment Company Act of 1940, as amended). No proceeds of the Loan will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended.

(f)	The Vessel is and will be on the Closing Date: (i) owned by the Borrower free and clear of all liens, charges and rights of others except the Mortgage and (ii) duly documented, in good condition, working order and repair.

(g)	The Borrower has filed or caused to be filed all tax returns required by any applicable jurisdiction which are required to be filed and has paid or caused to be paid all taxes as shown on such returns or on any assessment received by it to the extent that such taxes have become due and except as to such taxes being contested in good faith by appropriate proceedings for which adequate reserves are being maintained. The Borrower has set up reserves to the extent believed by it to be adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities.

(h)	The Borrower has no subsidiaries.

(i)	(i)	The Borrower has duly complied in all material respects with, and the Vessel and its other properties and operations are in compliance in all material respects with, the provisions of all applicable environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder of all Governmental Agencies unless such compliance would violate the Laws or regulations of the jurisdiction in which the Vessels are operating.

	(ii)	As of the date of this Agreement, except as disclosed to the Lender in writing, the Borrower has received no notice from any Governmental Agency, and has no knowledge, of any fact(s) which constitute a violation of any applicable environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder of all Governmental Agencies, which relate to the use or ownership of the Vessel or other properties owned or operated by the Borrower that would have a material adverse effect on the business or operations of the Borrower.

	(iii)	The Borrower has been issued all required permits, licenses, certificates and approvals of all Governmental Agencies relating to (A) air emissions, (B) discharges to surface water or ground water, (C) noise emissions, (D) solid or liquid waste disposal, (E) the use, generation, storage, transportation, treatment, recycling or disposal of Hazardous Substances or (F) other environmental, health or safety matters which are material and necessary for the ownership or operation of the Vessel or other properties owned or operated by the Borrower, the failure to have issued would have a material adverse effect on the Borrower’s business or operations, and such permits, licenses, certificates and approvals are in full force and effect on the date of this Agreement.

	(iv)	Except as disclosed to the Lender in writing, to the best of the Borrower’s knowledge, except in accordance with a valid governmental permit, license, certificate or approval, there has been no spill or unauthorized discharge or release of any Hazardous Substance to the environment at, from, or as a result of any operations on the Vessel or other properties and operations owned or operated by the Borrower required to be reported to any Governmental Agency, which would have a material adverse effect on the business or operations of the Borrower.

(v)	Except as disclosed to the Lender in writing, there has been no complaint, compliance order, compliance schedule, notice letter, notice of citation or other similar notice from any applicable environmental agency which concerns the operations of the Vessel or other properties owned or operated by the Borrower, which, if adversely determined as to the Borrowers, would have a material adverse effect on the business or operations of the Borrowers.

(j)	All representations and warranties made by the Borrower pursuant to any Loan Document or made in any certificate or written statement delivered pursuant thereto (i) do not contain any untrue statement of or omit to state a material fact necessary to make the statements contained herein or therein not misleading and (ii) shall survive the making of the Loan hereunder and the execution and delivery to the Lender of the Note and any other Loan Document.

(k)	USA Patriot Act.

(i)	All of the information which the Borrower and the Guarantors have provided to the Lender in connection with the transaction contemplated by this Agreement, including, without limitation, the information provided on the Customer Profile Form, is true, correct and complete.

(ii)	The Borrower and the Guarantors are entering into the Loan Documents and the transactions contemplated thereby solely for their own account, risk and beneficial interest and not for the account or beneficial interest of any third party.

(iii)	Neither the Borrower nor either Guarantor (a) is an individual, entity or organization identified on (A) any Office of Foreign Assets Control (“OFAC”) “watch list”, including, without limitation, OFAC’s list of Specially Designated Nationals and Blocked Persons, or (B) any Federal Bureau of Investigation “watch list,” and does not have any affiliation of any kind with any such individual, entity or organization; (b) is a foreign shell bank or offshore bank; and (c) is a person or entity resident in or whose (A) funds are transferred from or through or (B) has operations in, a jurisdiction identified as non-cooperative by the Financial Action Task Force or sanctioned by OFAC.

     Section 3.2 Covenants of the Borrower. After the date of execution of this Agreement and until payment in full of the Note and performance by the Borrower of the Borrower’s obligations under the Loan Documents, the Borrower agrees that it will:

(a)	promptly inform the Lender of any event which constitutes or will constitute, by giving of notice or lapse of time, or both, an Event of Default or adversely affect its ability to fully perform its obligations under the Loan Documents;

(b)	pay and discharge, or cause to be paid and discharged, any taxes, assessments and governmental charges or levies that may be imposed upon the Borrower or upon its income or profits or upon any of its properties prior to the date on which penalties attach thereto and all lawful claims which, if unpaid, might become a lien or charge upon its properties; provided, however, that this provision shall not be deemed to require payment of any taxes, assessments, governmental charge, levies or claims while the Borrower contests the validity thereof by appropriate proceedings in good faith and so long as it shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP;

(c)	preserve and maintain, or cause to be preserved or maintained, (i) its existence in good standing in the jurisdiction where it is incorporated and in all jurisdictions where it is currently conducting business, and (ii) all its rights, privileges and franchises thereunder;

(d)	file or cause to be filed in such offices as shall be required or appropriate under any applicable Uniform Commercial Code of any State or any other statute of any other jurisdiction, and in such manner and form as the Lender may require or as may be reasonably necessary or appropriate under applicable law, any financing statement or statements or other instruments that may be reasonably necessary or desirable or that the Lender may request in order to create, perfect, preserve, continue, validate or satisfy the Lender’s liens on and security interests and rights in collateral arising out of or related to this Agreement and any other Loan Document;

(e)	promptly obtain and upon the reasonable request, deliver to the Lender all authorizations, approvals, consents and licenses and renewals thereof required under any applicable law or regulation with respect to this Agreement and the Vessel and it shall comply with the terms of the same;

(f)	promptly notify the Lender of any suit or proceedings brought against the Borrower or, to the knowledge of the Borrower, threatened against or affecting the Borrower which, if adversely determined, would have a material adverse effect upon the financial condition, operations or business of the Borrower;

(g)	upon the request of the Lender, give the Lender or any representative of the Lender access during normal business hours to, and permit the Lender or such representative to inspect all properties belonging to the Borrower and permit such representative to examine, copy and make extracts from such books, records and documents in the possession of the Borrower, relating to the affairs of the Borrower, as such representative may reasonably request;

(h)	comply with and use its best efforts to cause its agents, contractors and sub-contractors (while such persons are acting within the scope of their contractual relationship with the Borrower) to so comply with all material, applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies; and with the terms and conditions of all applicable permits, licenses, certificates and approvals of all Governmental Agencies now or hereafter granted or obtained with respect to the Vessel or other properties owned or operated by the Borrower unless such compliance would violate the laws or regulations of the jurisdictions in which the Vessel is operating.

(i)	It will use its best efforts and safety practices to prevent the unauthorized release, discharge, disposal, escape or spill of Hazardous Substances on or about the Vessel or other properties owned or operated by the Borrower.

(ii)	It shall notify the Lender, in writing, within five (5) Business Days of any of the following events occurring after the date of this Agreement:

(A)	Any written notification made by the Borrower to any federal, state or local environmental agency required under any federal, state or local environmental statute, regulation or ordinance relating to a spill or unauthorized discharge or release of any Hazardous Substance to the environment at, from, or as a result of any operations on, the Vessel or other properties and operations owned or operated by the Borrower, which, if adversely determined as to the Borrower, would have a material adverse effect on the business or operations of the Borrower.

(B)	Receipt of service by the Borrower of any complaint, compliance order, compliance schedule, notice letter, notice of violation, citation or other similar notice or any judicial demand by any court, federal, state or local environmental agency, alleging (i) any spill, unauthorized discharge or release of any Hazardous Substance to the environment from, or as a result of the operations on, the Vessel or other properties owned or operated by the Borrower or (ii) violations of applicable laws, regulations or permits regarding the generation, storage, handling, treatment, transportation, recycling, release or disposal of Hazardous Substances on or as a result of operations on the Vessel or other properties and operations owned or operated by the Borrower, which, if adversely determined as to the Borrower, would have a material adverse effect on the business or operations of the Borrowers.

(C)	It is understood by the parties hereto that the aforementioned notices are solely for the Lender’s information, may not otherwise be required by any federal, state or local environmental laws, regulations or ordinances, and are to be considered confidential information by the Lender.

(D)	The term “environmental agency” as used herein shall include, but not be limited to, the United States Environmental Protection

Agency, the United States Coast Guard, the United States Department of Transportation (in its administration of the Hazardous Materials Transportation Act, 49 § 1801, et seq.) and other analogous or similar Governmental Agencies regulating or administering statutes, regulations or ordinances relating to or imposing liability or standards of conduct concerning the generation, storage, use, production, transportation, handling, treatment, recycling, release or disposal of any Hazardous Substance.

(iii)	The Borrower hereby agrees to indemnify and hold the Lender, its successors, assigns, directors, officers, shareholders, employees and agents harmless from and against any and all claims, losses, liabilities, damages, expenses (including attorneys, fees and expenses and consultant fees) and injuries of any kind whatsoever asserted against the Lender with respect to or as a direct result of the presence, escape, seepage, spillage, release, leaking, discharge or migration from the Vessel or other properties owned or operated by the Borrower of any Hazardous Substance, including without limitation, any claims asserted or arising under any applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies, regardless of whether or not caused by or within the control of the Borrower subject to the following:

(A)	It is the parties understanding that the Lender does not now, has never and does not intend in the future to exercise any operational control or maintenance over the Vessel or any other properties and operations owned or operated by the Borrower, nor has it in the past, presently, or intends in the future to, maintain an ownership interest in the Vessel or any other properties owned or operated by the Borrower except as may arise upon enforcement of the Lender’s rights under the Mortgage or the Assignments.

(B)	The indemnity and hold harmless contained in this Section 3.2(h) shall not extend to the Lender in its capacity as an equity investor in the Borrower or as an owner of any property or interest as to which the Borrower is also an owner but only to its capacity as a lender, a holder of security interests, or a beneficiary of security interests.

(i)	not permit the Vessel to be bareboat chartered or time chartered for a period longer than six (6) months (including any committed extensions or renewals) to an entity not an affiliate of the Borrower, except upon prior written notice to the Lender and the collateral assignment of such charter in favor of the Lender;

(j)	create, incur, assume or suffer to exist any lien (including any encumbrance or security interest) of any kind upon the Vessel, except for the liens and other encumbrances set forth below (the “Permitted Liens”);

(i)	liens for Taxes not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the extent required by GAAP for the eventual payment thereof in the event it is found that such are payable by the Borrower;

(ii)	liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the extent required by GAAP for the eventual payment thereof in the event it is found that such sums are payable by the Borrower;

(iii)	maritime liens:

(A)	arising in the ordinary course of business by operation of law that are being contested in good faith by appropriate proceedings and for which reserves have been made to the reasonable satisfaction of the Lender; or

(B)	arising in connection with salvage and general average; or

(C)	arising in connection with crew wages claimed but not paid;

(iv)	liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders and statutory obligations entered into in the ordinary course of business or to secure obligations on surety or appeal bonds in the ordinary course of business or easements, rights of way and similar encumbrances incurred in the ordinary course of business and not interfering with the ordinary conduct of the business of the Borrower;

(v)	judgment liens in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full by insurance and;

(vi)	liens required by the terms of this Loan Agreement;

(k)	not, without the prior written consent of the Lender: (i) conduct or manage any business or activity other than as presently conducted or managed or as is contemplated by the Loan Documents; or (ii) liquidate or dissolve or consolidate or amalgamate with, or merge into, any other entity;

(l)	not, without the prior written consent of the Lender make any loans or advances to any other person, other than advances made to employees in the ordinary course of business (which advances to employees shall not exceed USD 100,000 in the aggregate);

(m)	not without the prior written consent of the Lender repay any stockholders’ loans; except that the Borrower may repay;

(i)	up to USD 5,000,000 in stockholders’ loans upon certification by a Responsible Officer to the Lender that the Borrower has received at least a USD 40,000,000 payment from Petroleos de Mexico; and

(ii)	up to an additional USD 10,000,000 in stockholders’ loans upon certification by a Responsible Officer to the Lender that either (x) the Parent Company’s Fixed Charge Coverage Ratio is greater than 1.1 to 1.0 based on the aggregate result of any four consecutive quarters; or (y) the Parent Company has received new equity investments in cash, in which case stockholders’ loans may be repaid on a dollar for dollar basis with the new equity investments up to the USD 10,000,000 limit referred to above.

(n)	at all times conduct its business in a manner so as to qualify and maintain its qualification to register the Vessel under the laws and flag of the Republic of Vanuatu.

(o)	immediately upon receipt from the Commissioner of Maritime Affairs of the Republic of Vanuatu or other Governmental Agency having jurisdiction over the Vessel of notice in respect of the invalidity or possible invalidity of the registration of the Vessel or the disqualification or possible disqualification to maintain the registration of the Vessel, (i) give written notice to the Lender of the receipt of such notice and (ii) take all action as may be required by the Lender to effect the proper registration of the Vessel;

(p)	forthwith upon demand by the Lender and at the Borrower’s sole cost and expense, execute and provide all such assurances and do all acts and things as the Lender or any receiver in its absolute discretion may require for: (i) perfecting or protecting the security created (or intended to be created) by any of the Loan Documents, including, without limitation, granting in favor of the Lender a security interest covering the security created (or intended to be created) by any of the Loan Documents with respect to any obligations of the Borrower hereafter owing to the Lender; or (ii) preserving or protecting any of the rights of the Lender under any of the Loan Documents; or (iii) facilitating the appropriation or realization of any of the collateral assigned or granted to the Lender under any of the Loan Documents and enforcing the security constituted by any of the Loan Documents on or at any time after the same shall have become enforceable; or (iv) the exercise of any power, authority or discretion vested in the Lender under any of the Loan Documents;

(q)	deliver to the Lender such financial or other information relating to the Borrower, any of the transactions contemplated by any of the Loan Documents, as may be requested by the Lender;

(r)	upon the request of the Lender, give the Lender or any representative of the Lender at any reasonable time, access to the Vessel and permit the Lender or such representative to inspect the Vessel and any part thereof, as the Lender or such representative may reasonably request, all at the sole cost and expense of the Borrower;

(s)	obtain an agreement in form and substance reasonably satisfactory to the Lender from any person retained by or for, the benefit of the Borrower relating to the management of the Vessel that any indebtedness incurred by such manager for the benefit of the Vessel and any fees and expenses paid to such manager shall be subject and subordinate to the lien of the Mortgage;

(t)	deliver to the Lender at least two copies and as many additional copies as the Lender may reasonably require from time to time of, (i) the Parent Company’s audited annual consolidated financial statements, in a form consistent with GAAP, as soon an is practicable after the same have been issued but in any case within one hundred twenty (120) days of the end of its fiscal year certified by a firm of nationally recognized certified public accountants or other auditors as may be acceptable to the Lender that the consolidated financial statements present fairly, in all material respects, the financial position of the Parent Company and the Borrower as of the date thereof, (ii) the Parent Company’s quarterly consolidated financial statements in a form consistent with GAAP, as soon as is practicable after the end of each financial quarter but in any case within ninety (45) days of the end of its financial quarter certified by its chief financial officer that the consolidated financial statements present fairly, in all material respects, the financial position of the Parent Company and the Borrower as of the date thereof, (iii) such financial or other information relating to it or to any of the transactions contemplated by any of the Loan Documents, as may reasonably be requested by the Lender or generally made available to its other creditors, its shareholders and to any governmental authorities;

(u)	deliver to the Lender, contemporaneously with the delivery to the Lender of the annual and quarterly financial statements specified in clause (t) above, a certificate (in form and substance satisfactory to the Lender), signed by the chief financial officer of the Parent Company, (i) stating that such officer has reviewed the relevant terms of this Agreement, the other Loan Documents and all other agreements of the Borrower which evidence indebtedness for borrowed money, lease or other financial obligations on the part of the entity in excess of USD 500,000 (the “Financial Obligation Agreements”) and has made or caused to be made under his supervision, a review of the transactions and condition of the Borrower during the relevant fiscal quarter or year, as the case may be, and that such review has not disclosed the existence during such period, nor does such chief financial officer have knowledge of the existence as at the date of such certificate, of any condition or event which constitutes an event of default under any of the Loan Documents or Financial Obligation Agreements, or which, after notice or lapse of time or both would constitute an event of default under any of the Loan Documents or Financial Obligation Agreements, or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto, (ii) for purposes of the annual certificate only, attaching and certifying as true and correct copies, the insurance certificates required to be provided to the Lender pursuant to Article I, Section 15 of the Mortgage;

(v)	provide to the Lender any information deemed necessary by the anti-money laundering compliance officer of the Lender in its sole discretion to comply with the USA PATRIOT Act, the Lender’s anti-money laundering program and related responsibilities from time to time; provided that the Lender agrees to keep any such information confidential and agrees not to disclose such information to third parties without the Borrower’s written consent, except as may be required by law;

(w)	not, without the prior written consent of the Lender, (i) enter into any transactions of merger or consolidation unless the Borrower is the surviving corporation; (ii) liquidate or dissolve; (iii) sell, lend, lease, transfer or otherwise dispose of all or any substantial part of its assets; (iv) change the form of organization of its business; or (v) without thirty (30) days, prior written notice to Lender, change its name or its chief place of business;

(x)	deliver to the Lender contemporaneously with the delivery to the Lender of the annual and quarterly financial statements specified in clause (t) above, certification by a Responsible Officer that (i) the proceeds of the Loan have been used to pay accounts payable related to the upgrades to the Vessel or the operation of the Vessel or the operation of other vessels by the Borrower or its Affiliates and the loan secured by the existing mortgage on the Vessel or (ii) the accounts payable related to the upgrades to the Vessel have been paid from sources other than the proceeds of the Loan; which certifications shall attach as exhibits copies of the invoices and payments in connection with such upgrades and operation; and

(y)	not, without prior written notice to the Lender, remove the AmClyde Model 52, Serial No. CW-4025 crane from the Vessel. In the case such crane is to be removed from the Vessel, the written notice shall specify the proposed new location of such crane and the Borrower shall enter into a security agreement concerning such crane in form and substance satisfactory to the Lender.

ARTICLE 4.
Events of Default

     Section 4.1 Defaults. If any of the following events shall occur and be continuing, (each an “Event of Default”):

(a)	the Borrower shall fail to pay any principal of or interest on the Note when due and payable, which failure shall continue for five (5) days after the date when due;

(b)	any representation or warranty made by the Borrower herein or made in any certificate or financial statement furnished to the Lender hereunder or under any of the Loan Documents shall prove to have been false or misleading in any respect when made or omit to state a material fact necessary to make any representation, warranty, certification or statement not misleading in light of the circumstances under which it was furnished;

(c)	default in the performance of any agreement, covenant, term or condition contained herein or in any Loan Document to be performed by the Borrower which shall continue for ten (10) days after the giving of notice thereof to the Borrower by the Lender;

(d)	a Default under the Mortgage or under any of the other Loan Documents;

(e)	an event of default under any loan agreement, credit agreement, security agreement, guaranty agreement, lease agreement or other agreement now existing or hereafter entered into by the Borrower shall have occurred and shall not have been remedied during such time as USD 1,000,000 or more is outstanding under such agreement;

(f)	any license, consent or approval of any governmental body or other regulatory authority required for the making and performance of this Agreement or any instrument contemplated hereby or thereby shall have been revoked, withdrawn, materially modified or withheld or shall otherwise fail to remain in full force and effect;

(g)	Any of the following events shall occur:

(i)	the Borrower commences a voluntary case under Title 11 of the United States Code as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or

(ii)	an involuntary case is commenced against the Borrower under the Bankruptcy Code and relief is ordered against the Borrower or the petition is controverted but is not dismissed or stayed within sixty (60) days after the commencement of the case; or

(iii)	a custodian (as defined in the Bankruptcy Code) or a similar official is appointed for, or takes charge of, all or substantially all of the property of the Borrower and such appointment is not terminated within sixty (60) days; or

(iv)	the Borrower commences any other proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution,

insolvency, liquidation or similar law of any jurisdiction relating to the Borrower (whether now or hereafter in effect), or there is commenced against the Borrower any such proceeding which remains undismissed or unstayed for a period of sixty (60) days or the Borrower is adjudicated insolvent or bankrupt; or the Borrower fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or

(v)	the Borrower by any act or failure to act indicates its consent to, approval of or acquiescence in any such case or proceeding or in the appointment of any custodian of or for it or any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of ninety (90) days; or

(vi)	the Borrower makes a general assignment for the benefit of creditors; or

(vii)	any corporate action is taken by the Borrower for the purpose of effecting any of the foregoing.

(h)	an order, judgment or decree shall be entered, without the application, approval or consent of the Borrower by any court of competent jurisdiction, approving a petition seeking reorganization of the Borrower or seizure or attachment of all or a substantial part of the Borrower’s assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days; or

(i)	judgments or orders for the payment of monies in excess of USD 100,000 in aggregate shall be rendered against the Borrower and such judgments or orders shall continue unsatisfied, or unstayed for a period of thirty (30) days then the Lender may by written notice to the Borrower (i) immediately terminate the commitment of the Lender hereunder or (ii) declare all Payments under, and all interest accrued to the date of such declaration on, the Note together with all other amounts due hereunder or under any of the Loan Documents, to be forthwith due and payable, whereupon the same shall become forthwith due and payable (provided, however, no notice or declaration shall be required and such amounts shall be immediately due and payable upon the occurrence of an event described in Section 4.1(h) or (i) hereof) and (iii) exercise any remedies to which it may be entitled by any Loan Document or by applicable law.

     Section 4.2 Right to Perform. If the Borrower shall fail to pay the Note or otherwise fail to perform, observe or comply with any of the terms or conditions of this Agreement or any of the other Loan Documents, the Lender, whether or not an Event of Default exists, without notice to or demand upon the Borrower, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of the Borrower, and may enter upon the premises of the Borrower for that purpose and take all such action thereon as the Lender may consider necessary or appropriate for such purpose. Such payment or performance shall not be deemed or construed a waiver or cure of any default to relieve the Borrower from the payment and performance of its obligations hereunder and under the other Loan Documents. All sums so paid or advanced by the Lender and all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred in connection therewith, together with interest thereon at the default rate specified in the Notes form the date incurred until paid in full, (the “Performance Payments”) shall be paid by the Borrower to the Lender on demand and shall be secured by the Mortgages and the Assignments.

     Section 4.3 Remedies Cumulative. Each right, power and remedy of the Lender as provided for in this Agreement or in any of the other Loan Documents or now or hereafter existing at law, in equity or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in any of the other Loan Documents or now or hereafter existing at law, in equity or otherwise, and the exercise or beginning of the exercise by the Lender of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers or remedies.

ARTICLE 5.

Miscellaneous

     Section 5.1 Notices. All notices, requests and demands shall be in writing (including telecopier transmission) given to or made upon the respective parties hereto as follows:

In the case of the Borrower at	Horizon Vessels International, Ltd.
2500 CityWest Blvd.
Suite 2200
Houston, Texas 77042
Attention: Chief Financial Officer
Telecopier: (713) 361-2677

In the case of the Lender at	Boeing Capital Corporation
3780 Kilroy Airport Way, Suite 750
Long Beach, California 90806
Attention: Documentation Department
Telecopier: (562) 997-3328

(b) Legal Department
Telecopier: (562) 997-3335

or in such other manner an any party hereto shall designate by written notice to the other parties hereto. All such notices shall be effective upon delivery or three (3) days after being deposited in the United States mail with postage prepaid certified, return receipt requested in a correctly addressed wrapper, or upon receipt if delivered to Federal Express or similar courier company or transmitted by telefax during normal business hours, except that all notices, requests and demands to the Lender shall not be effective until received by the Lender. All notices, demands, requests, communications and other documents delivered hereunder or under the Loan

Documents, unless submitted in the English language, shall be accompanied by certified English translation thereof.

     Section 5.2 No Waiver. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate an a waiver thereof, nor shall any single or partial exercise by the Lender of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

     Section 5.3 Applicable Law and Jurisdiction.

(a)	THIS AGREEMENT AND THE LOAN DOCUMENTS PROVIDED FOR HEREIN (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF AND THEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, OTHER THAN CONFLICT OF LAWS RULES THEREOF. ANY LEGAL ACTION OR PROCEEDING AGAINST THE BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK, THE U.S. FEDERAL COURTS IN SUCH STATE, SITTING IN THE COUNTY OF NEW YORK, OR IN THE COURTS OF ANY OTHER JURISDICTION WHERE SUCH ACTION OR PROCEEDING MAY BE PROPERLY BROUGHT, AND THE BORROWER HEREBY IRREVOCABLY ACCEPTS THE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY ACTION OR PROCEEDING. The Borrower further irrevocably consents to the service of process out of said courts by the mailing thereof by the Lender by U.S. registered or certified mail postage prepaid to the party to be served at its address designated in Section 5.1. The Borrower agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Section 5.3 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or Borrower’s properties in the courts of any other jurisdiction. To the extent that the Borrower have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to the Borrower’s property, the Borrower hereby irrevocably waives such immunity in respect of their obligations under this agreement and the other Loan Documents. The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or any loan document brought in the Supreme Court of the State of New York, County of New York or the U.S. District Court for the Southern District of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)	THE LENDER AND THE BORROWER IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     Section 5.4 Severability. In the event that any provision of this Agreement is held to be void or unenforceable in any jurisdiction, all other provisions shall remain unaffected and be enforceable in accordance with their terms in such jurisdiction, and all provisions of this Agreement shall remain unaffected and shall be enforceable in accordance with their terms in all other jurisdictions.

     Section 5.5 Amendment. Neither this Agreement nor any provision hereof, including without limitation this Section 5.5, may be amended, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, modification, waiver, discharge or termination is sought. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

     Section 5.6 Assignment and Participation. The Lender shall have the right to assign or grant participations in all or any portion of the Loan outstanding under this Agreement or the Note to any affiliate of the Lender or to any foreign, federal or state banking institution, savings and loan institution or finance company after giving prior written notice to the Borrower of such assignment or participation. The Borrower shall fully cooperate with the Lender in connection with any such assignment and shall execute and deliver such consents and acceptances to any such assignment necessary or desirable, in Lender’s sole discretion, to effect any such assignment.

     Section 5.7 Costs, Expenses and Taxes. The Borrower agrees to pay on demand, whether or not the Loan is made, all reasonable fees, costs and expenses in connection (a) with the preparation, execution, delivery, administration, amendment and enforcement of this Agreement, the Note, any other Loan Document and any other documents to be delivered hereunder and thereunder (including, without limitation, the appraisal and inspection and survey reports required hereunder) and any amendment, modification or supplement hereto or thereto, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender, and any special counsel associated with them, and with respect thereto and the filing of any document or instrument in connection with any of the foregoing, (b) with fees and expenses of counsel for advising the Lender as to its rights and responsibilities under this Agreement and the transactions contemplated thereby after an Event of Default or an event which, with the giving of notice or lapse of time, or both, shall become an Event of Default shall have occurred, and (c) with any filing or recording of any document or instrument. In addition, the Borrower shall pay any and all stamp and other taxes (including, without limitation penalties and interest assessed thereon) other than Excluded Taxes payable or determined to be payable in connection with the execution, delivery or performance of this Agreement and the Loan Documents and any other documents to be delivered hereunder and thereunder and agrees to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

     Section 5.8 Fees. The Borrower has paid to the Lender an application fee of USD 150,000,00. If the Loan is not made because of the failure or refusal of the Borrower to satisfy the conditions precedent contained in Section 2.1 or 2.2 above, the Lender shall retain all of the application fee. If the Loan is not made because of substantive disagreements between the Lender and the Borrower concerning the Loan Documents, the application fee shall be refunded to the Borrower less the actual expenses of the Lender (including the reasonable fees and expenses of the Lender’s outside counsel) in reviewing, approving and documenting the transaction contemplated by this Agreement. After the Loan has been made, the application fee shall be credited by the Lender to amounts due under the Loan Documents, including the expenses referred to in Section 5.7 above.

     Section 5.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

     Section 5.10 Section Headings. The headings of the various Sections and subsections of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     Section 5.11 Merger. THIS AGREEMENT AND THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT BETWEEN THE BORROWER ON THE ONE HAND AND THE LENDER ON THE OTHER HAND AND SUPERSEDE ALL PRIOR AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, IF ANY, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF.

     Section 5.12 Survival of Terms. All covenants, agreements, representations and warranties made by the Borrower herein and in the other Loan Documents and in any certificates, instruments or documents delivered pursuant hereto shall survive the making of the Loan and the execution and delivery of the Note, and shall continue in full force and effect until, except as otherwise provided herein, the Note is paid in full.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HORIZON VESSELS INTERNATIONAL, LTD.

By:

Name:

Title:

BOEING CAPITAL CORPORATION

By:

Name:

Title:

EXHIBIT B TO LOAN AGREEMENT

NOTICE OF DRAWING

      , 2003

BY TELECOPIER
Boeing Capital Corporation
3780 Kilroy Airport Way, Suite 750
Long Beach, CA 90806
Attention: Documentation Department

Ladies and Gentlemen:

     The undersigned, Horizon Vessels International Ltd., refers to the Loan Agreement, dated as of June 30, 2003 (the “Loan Agreement”) among the undersigned as Borrower and the Lender, and hereby gives you notice, irrevocably, that the undersigned hereby requests an Advance under the Loan Agreement, and in that connection sets forth below the information relating to the Advance:

(i)	The Drawdown Date of the Advance is , 2003.

(ii)	The amount of the Advance is USD .

(iii)	The bank account to which the Advance is to be remitted is as follows:

Receiving Bank:
ABA Number:
Account Name:
Account Number:

     The undersigned hereby certifies that the following are true on the date hereof, and will be true on the date of the Advance:

(i)	the representations and warranties contained in the Loan Agreement will be correct, before and after giving effect to the Advance and to the application of the proceeds therefrom, as though made on and as of such date; and

(ii)	no Event of Default will have occurred and be continuing, or will result from the Advance or from the application of the proceeds therefrom;

     The undersigned agrees that the Lender may fund fees and expenses incurred by the Lender and payable under the Loan Agreement from the Advance, which shall not affect the principal amount of the Advance repayable under the Loan Agreement. If the Advance fails to take place or is delayed for any reason, the undersigned hereby agrees to indemnify the Lender against any loss incurred as a result of the giving of this Notice of Drawing.

     All capitalized terms used in this Notice of Drawing and not defined herein are used with the meanings given to them in the Loan Agreement.

Very truly yours,

HORIZON VESSELS INTERNATIONAL, LTD.

By:

Name:

Title: